SECURITIES PURCHASE AGREEMENT
                           AND PLAN OF REORGANIZATION

      THIS SECURITIES PURCHASE AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") is entered into effective as of January 1, 2004 by and among First Deltavision, Inc. a Nevada corporation (the "Company"), Mogel Management Group, Inc., a Nevada corporation (the "Target"), and the stockholders of Target (the "Selling Stockholders") listed on Exhibit A attached hereto.

                                 R E C I T A L S

      A. The Company has authorized capital stock consisting of 50,000,000 shares of common stock ("Common Stock"), $0.001 par value, of which 17,920,000 shares are issued and outstanding.

      B. Target has authorized capital stock consisting of 200,000,000 shares of common stock, $0.0001 par value of which 48,000,000 shares (the "Target Shares") are issued and outstanding and held by the Selling Stockholders, and 50,000,000 shares of undesignated preferred stock, $0.0001 par value, of which none are issued and outstanding.

      C. The Selling Stockholders wish to sell, and the Company wishes to purchase, all of the Target Shares on the Closing Date (as defined below), in exchange for 6% promissory notes in the aggregate principal amount of $60,000.00 (the "Notes") in the form attached hereto as Exhibit B, subject to and upon the terms hereinafter set forth.

                                A G R E E M E N T

      It is agreed as follows:

      1. Securities Purchase and Reorganization

            1.1 Agreement to Exchange Securities. Subject to the terms and upon the conditions set forth herein, each Selling Stockholder agrees to sell, assign, transfer and deliver to the Company, and the Company agrees to purchase from each Selling Stockholder, the Target Shares owned by the respective Selling Stockholder as set forth on Exhibit A attached hereto, in exchange for the issuance, at the Closing, by the Company to each Selling Stockholder a Note in the principal aggregate amount of $20,000.00 for all of the Target Shares owned by the Selling Stockholder at the Closing.

            1.2. Instruments of Transfer.

                  (a) Target Shares. Each Selling Stockholder shall deliver to the Company original certificates evidencing the Target Shares along with executed stock powers, in form and substance satisfactory to the Company, for purposes of assigning and transferring all of their right, title and interest in and to the Target Shares. From time to time after the Closing Date, and without further consideration, the Selling Stockholders will execute and deliver such other instruments of transfer and take such other actions as the Company may reasonably request in order to facilitate the transfer to the Company of the securities intended to be transferred hereunder.


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

            (b) The Notes. The Company shall deliver to the Selling Stockholders on the Closing Date original Notes, in form and substance satisfactory to the Selling Stockholders, in order to effectively vest in the Selling Stockholders all right, title and interest in and to the Notes. From time to time after the Closing Date, and without further consideration, the Company will execute and deliver such other instruments and take such other actions as the Selling Stockholders may reasonably request in order to facilitate the issuance to them of the Notes.

      1.3 Closing. The closing ("Closing") of the exchange of the Target Shares and the Notes shall take place at the offices of Spectrum Law Group, LLP, 1900 Main Street, Suite 125, Irvine, CA 92614 concurrently with the execution of this Agreement. The date on which the Closing takes place is referred to herein as the "Closing Date." The Closing shall be effective as of the execution of this Agreement.

      2. Representations, Warranties and Covenants of the Selling Stockholders. Each Selling Stockholder severally represents, warrants and covenants to and with the Company with respect to himself, as follows:

            2.1. Title to Shares. Each Selling Stockholder is the sole record and beneficial owner of the Target Shares held by such Selling Stockholder, free and clear of all liens, encumbrances, equities, assessments and claims, and that there are no warrants, options, subscriptions, calls, or other similar rights of any kind for the issuance or purchase of any of the Target Shares or other securities of the Target held by such Selling Stockholder. Upon delivery of the Target Shares by each Selling Stockholder and payment of the Notes in full by the Company pursuant to this Agreement, each Selling Stockholder will transfer to the Company valid legal title to the Target Shares held by such Selling Stockholder, free and clear of all restrictions, liens, encumbrances, equities, assessments and claims (other than any restrictions, liens, encumbrances, equities, assessments or claims as may arise from or as a result of (i) restrictions under applicable Federal and state securities laws, and (ii) any act or omission of the Company).

            2.2. Authority Relative to this Agreement. Each Selling Stockholder has all requisite individual power and authority to enter into and to carry out all of the terms of this Agreement and all other documents executed and delivered in connection herewith (collectively, the "Documents"). All individual action on the part of each Selling Stockholder necessary for the authorization, execution, delivery and performance of the Documents by such Selling Stockholder has been taken and no further authorization on the part of such Selling Stockholder is required to consummate the transactions provided for in the Documents. When executed and delivered by each Selling Stockholder, the Documents shall constitute the valid and legally binding obligation of such Selling Stockholder, enforceable in accordance with their respective terms, except as limited by applicable bankruptcy, insolvency reorganization and moratorium laws and other laws affecting enforcement of creditor's rights generally and by general principles of equity.


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

      3. Representations, Warranties and Covenants of the Target and the Selling Stockholders. The Target and each Selling Stockholder jointly and severally represents, warrants and covenants to the Company as follows:

            3.1. Authority Relative to this Agreement. The Target has all requisite corporate power and authority to enter into and to carry out all of the terms of this Agreement and all other documents executed and delivered in connection herewith (collectively, the "Documents"). All corporate action on the part of the Target necessary for the authorization, execution, delivery and performance of the Documents by the Target has been taken and no further authorization on the part of the Target is required to consummate the transactions provided for in the Documents. When executed and delivered by the Target, the Documents shall constitute the valid and legally binding obligation of the Target, enforceable in accordance with their respective terms, except as limited by applicable bankruptcy, insolvency reorganization and moratorium laws and other laws affecting enforcement of creditor's rights generally and by general principles of equity.

            3.2. Capitalization of the Target. The authorized capital stock of the Target consists of 200,000,000 shares of common stock, $0.0001 par value (the "Target Common Stock"), of which 48,000,000 shares are issued and outstanding, and 50,000,000 shares of undesignated preferred stock, $0.0001 par value, of which none are issued and outstanding. All issued and outstanding shares of Target Common Stock are duly authorized, validly issued, fully paid and nonassessable, and are held of record by the Selling Stockholders. There are no outstanding options, warrants, rights, subscriptions, calls, contracts or other agreements to issue, purchase or acquire, or securities convertible into, shares of capital stock or other securities of any kind representing an ownership interest in the Target other than a warrant to purchase 941,173 shares of Target Common Stock, which is assumed by the Company pursuant to Section 6.2, and no Selling Stockholder is a party to any proxy, voting trust or other agreements with respect to the voting of the Target Common Stock.

            3.3. Organization and Standing. The Target is a corporation duly organized, validly existing and in good standing under the laws of its state or jurisdiction of incorporation and is duly qualified or registered to do business as a foreign corporation and is in good standing in each jurisdiction in which the character of the business conducted by it or the location of the properties owned or leased by it makes such qualification necessary and where the failure to be so qualified would have a material adverse effect on the Target. The Target has the full corporate power and authority to own or lease and operate its properties and to carry on its business as now being conducted.

            3.4. No Default or Legal Restrictions. The Target is not in violation of its articles of incorporation, bylaws or other governing documents. The execution and delivery of this Agreement by the Target and the Selling Stockholders and the consummation of the transactions contemplated hereby do not and will not violate the articles of incorporation, bylaws or other governing documents of the Target.


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

            3.5. Financial Statements.

                  (a) The Target is currently having an accounting firm authorized to practice before the Securities and Exchange Commission conduct an audit of the balance sheet of the Target, including its Subsidiaries, as of December 31, 2003 and the related statements of operations, shareholders' equity and cash flows for the period from inception through December 31, 2003 (the "Target Audited Financial Statements"), and such audit shall be completed in sufficient time to have the Target Financial Statements to be filed as an exhibit to the amendment of the Current Report on Form 8-K described in Section
6.1 hereof. The Target Audited Financial Statements will be true and accurate, in accordance with the books and records of Target. Except as disclosed therein, the Target Financial Statements (i) will be in accordance with the books and records of the Target and will be prepared in conformity with generally accepted accounting principles ("GAAP") consistently applied for all periods, and (ii) will fairly present the financial position of the Target as of the respective dates thereof, and the results of operations, and changes in shareholders' equity and changes in cash flow for the periods then ended, all in accordance with GAAP consistently applied for all periods.

                  (b) Except as set forth on the Target Financial Statements, the Target has no debt, liability or obligations of any nature, whether accrued, absolute, contingent, or otherwise, whether due or to become due and whether or not the amount hereof is readily ascertainable, that will not be reflected as a liability in the Target Financial Statements or except for liabilities incurred by the Target in the ordinary course of business, consistent with past practices which are not otherwise prohibited by, or in violation of, or which will not result in a breach of, the representations, warranties, and covenants of the Target contained in this Agreement. There will be no material loss contingencies (as such term is used in Statement of Financial Accounting Standards No. 5 ("FAS No. 5") issued by the Financial Accounting Standards Board (the "FASB") which will not be adequately provided for in the Target Financial Statements as required by FAS No. 5.

      4. Representations, Warranties and Covenants of the Company. The Company represents, warrants and covenants to Target and each of the Selling Stockholders as follows.

            4.1. Organization and Good Standing. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada and has full corporate power and authority to enter into and perform its obligations under this Agreement.

            4.2. Capitalization. The authorized capital stock of the Company consists of 50,000,000 shares of Common Stock, $0.001 par value, of which 17,920,000 shares are issued and outstanding. All issued and outstanding shares of Common Stock immediately prior to the Closing are duly authorized, validly issued, fully paid and nonassessable. Except with respect to the Warrant described in Section 3.2 and assumed pursuant to Section 6.2, immediately prior to the Closing, there were no outstanding options, warrants, rights, subscriptions, calls, contracts or other agreements to issue, purchase or acquire, or securities convertible into, shares of capital stock or other securities of any kind representing an ownership interest in the Company.


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

            4.3. Authority Relative to this Agreement. The Company has all requisite corporate power and authority, to enter into and to carry out all of the terms of the Documents. All corporate action on the part of the Company necessary for the authorization, execution, delivery and performance of the Documents by the Company has been taken and no further authorization on the part of the Company is required to consummate the transactions provided for in the Documents. When executed and delivered by the Company, the Documents shall constitute the valid and legally binding obligation of the Company, enforceable in accordance with their respective terms, except as limited by applicable bankruptcy, insolvency reorganization and moratorium laws and other laws affecting enforcement of creditor's rights generally and by general principles of equity.

            4.4. No Default or Legal Restrictions. The Company is not in violation of its articles of incorporation, bylaws or other governing documents. The execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated hereby do not and will not violate the articles of incorporation, bylaws or other governing documents of the Company.

      5. Deliveries at Closing.

            5.1 Company's Deliveries at Closing. At the Closing, the Company shall deliver or cause to be delivered to Target and the Selling Stockholders all of the following:

                  (a) The Notes, registered in the names of the Selling Stockholders;

                  (b) Such other documents and instruments as shall be reasonably necessary to effect the transactions contemplated hereby.

            5.2. Selling Stockholders' and Target's Deliveries at Closing. At the Closing, the Selling Stockholders shall deliver or cause to be delivered to the Company all of the following:

                  (a) Original certificates representing the Target Shares to be exchanged pursuant to this Agreement;

                  (b) Stock Assignments Separate from Certificate in the form and substance satisfactory to the Company and duly executed by each of the Selling Stockholders regarding the Target Shares;

                  (c) Such other documents and instruments as shall be reasonably necessary to effect the transactions contemplated hereby.

      6. Covenants.

            6.1. Form 8-K - Acquisition. The Company shall prepare a Current Report on Form 8-K regarding the acquisition contemplated herein and cause such Current Report to be filed with the Securities and Exchange Commission no later than fifteen (15) days following the Closing Date. The Company shall prepare an amendment to Current Report on Form 8-K containing the Target Financial Statements described in Section 3.5 herein and cause such amendment to be filed with the Securities and Exchange Commission no later than seventy-five (75) days following the Closing Date.


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

            6.2 Target Warrants. On the Closing Date, each outstanding warrant to purchase shares of Target Common Stock (a "Warrant") shall be assumed and shall constitute an option to aqcuire, on the same terms and conditions as were applicable under such Warrant, the same number of shares of Company Common Stock, as the holder of such Warrant would have been entitled to receive pursuant to the Warrant had such holder exercised such Warrant (including any unvested portion thereof) in full (disregarding any limitation on exercisability thereof) immediately before the Closing Date, except that, to the extent any Warrant had an exercise price lower than the par value per share of Company Common Stock, then such exercise price shall be deemed to be the par value per share of Company Common Stock.

            6.3. Filings; Consents; Removal of Objections. Subject to the terms and conditions herein provided, the parties hereto will use their best efforts to take or cause to be taken all actions and do or cause to be done all things necessary, proper or advisable under applicable laws to consummate and make effective, as soon as reasonably practicable, the transactions contemplated hereby, including without limitation obtaining all consents of any person or entity, whether private or governmental, required in connection with the consummation of the transactions contemplated herein. In furtherance, and not in limitation of the foregoing, it is the intent of the parties to consummate the transactions contemplated herein at the earliest practicable time, and they respectively agree to exert their best efforts to that end, including without limitation: (i) the removal or satisfaction, if possible, of any objections to the validity or legality of the transactions contemplated herein; and (ii) the satisfaction of the conditions to consummation of the transactions contemplated hereby.

            6.4. Further Assurances; Cooperation; Notification.

                  (a) Each party hereto will, at and after the Closing, execute and deliver such instruments and take such other actions as the other party or parties, as the case may be, may reasonably require in order to carry out the intent of this Agreement. Without limiting the generality of the foregoing, at any time after the Closing, at the request of the Company and without further consideration, the Target and the Selling Stockholders will execute and deliver such instruments of sale, transfer, conveyance, assignment and confirmation and take such action as the Company may reasonably deem necessary or desirable in order to more effectively transfer, convey and assign to the Company, and to confirm the Company's title to, the Target Shares.

                  (b) At all times from the date hereof until the Closing, each party will promptly notify the other in writing of the occurrence of any event which it reasonably believes will or may result in a failure by such party to satisfy the conditions and covenants specified in Articles 5 and 6 hereof.

      7. Miscellaneous.

            7.1. Cumulative Remedies. Any person having any rights under any provision of this Agreement will be entitled to enforce such rights specifically, to recover damages by reason of any breach of any provision of this Agreement, and to exercise all other rights granted by law, which rights may be exercised cumulatively and not alternatively.


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

            7.2. Successors and Assigns. Except as otherwise expressly provided herein, this Agreement and any of the rights, interests or obligations hereunder may not be assigned by any of the parties hereto. All covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto will bind and inure to the benefit of the respective permitted successors and assigns of the parties hereto whether so expressed or not.

            7.3. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement or the other documents.

            7.4. Counterparts. This Agreement may be executed in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts when taken together will constitute one and the same agreement.

            7.5. Entire Agreement. This Agreement constitutes the entire agreement and understanding of the parties with respect to the subject matter thereof, and supersedes all prior and contemporaneous agreements and understandings.

            7.6. Waiver of Conditions. At any time or times during the term hereof, the Company may waive fulfillment of any one or more of the conditions to its obligations in whole or in part, and Target or the Selling Stockholders may waive fulfillment of any one or more of the foregoing conditions to their obligation, in whole or in part, by delivering to the other party a written waiver or waivers of fulfillment thereof to the extent specified in such written waiver or waivers. Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any party, it is authorized in writing by an authorized representative of such party. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

            7.7. Law Governing. This Agreement shall be construed and interpreted in accordance with and governed and enforced in all respects by the laws of the State of Nevada

            7.8. Attorneys' Fees. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs and disbursements in addition to any other relief to which such party may be entitled.

            7.9. Delivery by Fax. Delivery of an executed counterpart of the Agreement or any exhibit attached hereto by facsimile transmission shall be equally as effective as delivery of an executed hard copy of the same. Any party delivering an executed counterpart of this Agreement or any exhibit attached hereto by facsimile transmission shall also deliver an executed hard copy of the same, but the failure by such party to deliver such executed hard copy shall not affect the validity, enforceability or binding nature effect of this Agreement or such exhibit.


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

            7.10. Gender Neutral Pronouns. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the referenced person, persons, entity or entities may require.

      IN WITNESS WHEREOF, each of the parties to this Agreement has executed or caused this Agreement to be executed as of the date first above written.

"COMPANY"

FIRST DELTAVISION, INC.,
a Nevada corporation

By: /s/ Larry B. Anderson
   --------------------------------
   Larry B. Anderson, President

"TARGET"                                      "SELLING STOCKHOLDERS"

MOGEL MANAGEMENT GROUP, INC.                  Signatures Appear on Exhibit A
a Nevada corporation

By: /s/ Larry B. Anderson
   --------------------------------
   Larry B. Anderson, President


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                                    EXHIBIT A

                              SELLING STOCKHOLDERS

Signature of Selling Stockholder         Principal Amount of Note
--------------------------------         ------------------------

/s/ Bruce Mogel                          $20,000.00
-----------------------------------
Bruce Mogel

/s/ Larry B. Anderson                    $20,000.00
-----------------------------------
Larry B. Anderson

/s/ James T. Ligon                       $20,000.00
-----------------------------------
James T. Ligon


                                      A-1